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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            ICG Communications, Inc.
________________________________________________________________________________
                                (Name of Issuer)


                          COMMON STOCK, $0.01 par value
________________________________________________________________________________
                           (Title of Class Securities)


                                    449246206
                      ____________________________________
                                 (CUSIP Number)


                                  May 10, 2004
________________________________________________________________________________
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 10 Pages
..........................................
CUSIP No.  449246206
..........................................

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS.
1         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          La Canada Investment Management, LLC

--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
          (A) |_|

          (B) |_|

--------------------------------------------------------------------------------
          SEC USE ONLY
3

--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
4
          Delaware

--------------------------------------------------------------------------------

                         5      SOLE VOTING POWER

                                0
                         -------------------------------------------------------

   NUMBER OF      6      SHARED VOTING POWER
    SHARES
 BENEFICIALLY                   0
   OWNED BY              -------------------------------------------------------
     EACH
   REPORTING      7      SOLE DISPOSITIVE POWER
 PERSON WITH
                                0
                         -------------------------------------------------------

                         8      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
--------------------------------------------------------------------------------

12        TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
          OO, IA
--------------------------------------------------------------------------------

                                                              Page 3 of 10 Pages
..........................................
CUSIP No.  449246206
..........................................

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS.
1         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          La Canada Capital Partners, L.P.

--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
          (A) |_|

          (B) |_|

--------------------------------------------------------------------------------
          SEC USE ONLY
3

--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
4
          California

--------------------------------------------------------------------------------

                         5      SOLE VOTING POWER

                                0
                         -------------------------------------------------------

   NUMBER OF      6      SHARED VOTING POWER
    SHARES
 BENEFICIALLY                   0
   OWNED BY              -------------------------------------------------------
     EACH
   REPORTING      7      SOLE DISPOSITIVE POWER
 PERSON WITH
                                0
                         -------------------------------------------------------

                         8      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
--------------------------------------------------------------------------------

12        TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
          PN
--------------------------------------------------------------------------------

                                                              Page 4 of 10 Pages
..........................................
CUSIP No.  449246206
..........................................

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS.
1         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          John A. Reardon

--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
          (A) |_|

          (B) |_|

--------------------------------------------------------------------------------
          SEC USE ONLY
3

--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
4
          United States

--------------------------------------------------------------------------------

                         5      SOLE VOTING POWER

                                0
                         -------------------------------------------------------

   NUMBER OF      6      SHARED VOTING POWER
    SHARES
 BENEFICIALLY                   0
   OWNED BY              -------------------------------------------------------
     EACH
   REPORTING      7      SOLE DISPOSITIVE POWER
 PERSON WITH
                                0
                         -------------------------------------------------------

                         8      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
--------------------------------------------------------------------------------

12        TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN, HC
--------------------------------------------------------------------------------

                                                              Page 5 of 10 pages


Item 1.

             (a)      Name of Issuer

                      ICG Communications, Inc.

             (b)      Address of Issuer's Principal Executive Office

                      161 Inverness Drive West
                      Englewood, Colorado 80112

Item 2.

             (a)      Name of Person Filing

                      This statement is being filed by (i) La Canada Investment Management, LLC, a Delaware limited liability company and registered investment adviser ("IA"), (ii) John A Reardon ("Managing Member"), and (iii) La Canada Capital Partners, L.P. Managing Member controls IA by virtue of Managing Member's position as managing member and majority owner of IA.

                      IA's beneficial ownership of the Common Stock is direct as a result of IA's discretionary authority to buy, sell, and vote shares of such Common Stock for its investment advisory clients. Managing Member's beneficial ownership of Common Stock is indirect as a result of Managing Member's ownership and management of IA. The beneficial ownership of Managing Member is reported solely because Rules 13d-1(a) and (b) under the Securities Exchange Act of 1934, as amended, require any person who is "directly or indirectly" the beneficial owner of more than five percent of any equity security of a specified class to file a Schedule 13G. The answers in blocks 6, 8, 9 and 11 above and the response to item 4 by Managing Member are given on the basis of the "indirect" beneficial ownership referred to in such Rule, based on the direct beneficial ownership of Common Stock by IA and the relationship of Managing Member to IA referred to above.

                      Information with respect to each Reporting Person is given solely by the respective Reporting Person, and no Reporting Person undertakes hereby any responsibility for the accuracy or completeness or such information concerning any other Reporting Person.

             (b)      Address of Principal Business Office or, if none,
                      Residence

                      IA's principal business office is located at:
                      4545 Dale Ridge Road, La Canada, CA 91011

                      Managing Member's principal business office is located at:
                      4545 Dale Ridge Road, La Canada, CA 91011

                      La Canada Capital Partners, L.P.'s principal business office is located at:
                      4545 Dale Ridge Road, La Canada, CA 91011

             (c)      Citizenship

                      Item 4 of each cover page is incorporated by reference

             (d)      Title of Class of Securities

                                                              Page 6 of 10 pages

                      Common

             (e)      CUSIP Number

                      449246206

Item 3 If this statement is filed pursuant to Sections 240.13d(b) or 240.13d-2(b) or (c), check whether the person filing is a:

             (a)     |_|       Broker or dealer registered under section 15 of
                               the Act (15 U.S.C. 78o).

             (b)     |_|       Bank as defined in section 3(a)(6) of the Act (15
                               U.S.C. 78c)

             (c)     |_|       Insurance Company as defined in section 3(a)(19)
                               of the Act (15 U.S.C. 78c).

             (d)     |_|       Investment company registered under section 8 of
                               the Investment Company Act of 1940
                               (15 U.S.C. 80a-8).

             (e)     |X|       An investment adviser in accordance with Section
                               240.13D-1(b)(1)(ii)(E);

             (f)     |_|       An employee benefit plan or endowment fund in
                               accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g)     |_|       A parent holding company or control person in
                               accordance with Section 240.13d-1(b)(1)(ii)(G);

             (h)     |_|       A savings associations as defined in Section 3(b)
                               of the Federal Deposit Insurance Act
                               (12 U.S.C. 1813)

             (i)     |_|       A church plan that is excluded from the
                               definition of an investment company under section
                               3(c)(114) of the Investment Company Act of 1940
                               (15 U.S.C. 80a-3);

             (j)     |_|       Group, in accordance with Section
                               240.13d-1(b)(1)(ii)(J).


Item 4.      Ownership

             Common Stock:

              (a)     Amount Beneficially Owned:                                        0
                                                                                        -
              (b)     Percent of Class:                                                 0%
                                                                                        --
              (c)     Number of shares as to which the joint filers have:
                      (i)   sole power to vote or to direct the vote:                   0
                                                                                        -
                      (ii)  shared power to vote of to direct the vote:                 0
                                                                                        -
                      (iii) sole power to dispose or to direct the disposition of:      0
                                                                                        -
                      (iv)  shared power to dispose of or to direct the
                            disposition of:                                             0
                                                                                        -


Item 5.      Ownership of Five Percent or Less of a Class

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

                                                              Page 7 of 10 pages


Item 6.      Ownership of More than Five Percent on Behalf of Another Person

             Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

             Not Applicable.

Item 8       Identification and Classification of Members of the Group

             Not applicable.

Item 9       Notice of Dissolution of Group

             Not applicable.

Item 10.     Certification

             (a) The following certification shall be included if the statement is filed pursuant to 240.13d-l (b):

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                              Page 8 of 10 pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  May 11, 2004

                          SIGNATURE

                          LA CANADA INVESTMENT MANAGEMENT, LLC

                          /s/ John A. Reardon
                          ------------------------------------------------------
                          John A. Reardon, Managing Member

                          JOHN A. REARDON

                          /s/ John A. Reardon
                          ------------------------------------------------------
                          John A. Reardon

                          LA CANADA CAPITAL PARTNERS, L.P.

                          /s/ John A. Reardon
                          ------------------------------------------------------
                          John A. Reardon, Managing Member

                                    EXHIBIT A
                                    ---------


            Identification and Classification of Members of the Group
            ---------------------------------------------------------

Pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified and classified as follows:

              Name                             Classification
              ----                             --------------

        Not applicable.                        Not applicable.

                                    EXHIBIT B
                                    ---------

                  Joint Filing Agreement Pursuant to Rule 13d-1
                  ---------------------------------------------


This agreement is made pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated:  May 11, 2004

                          LA CANADA INVESTMENT MANAGEMENT, LLC

                          /s/ John A. Reardon
                          ------------------------------------------------------
                          John A. Reardon, Managing Member

                          JOHN A. REARDON

                          /s/ John A. Reardon
                          ------------------------------------------------------
                          John A. Reardon

                          LA CANADA CAPITAL PARTNERS, L.P.

                          /s/ John A. Reardon
                          ------------------------------------------------------
                          John A. Reardon, Managing Member